Exhibit 99

FOR IMMEDIATE RELEASE	MEDIA:
4/16/12	Lisa McComb	630-623-3707
Lisa.mccomb@us.mcd.com

	Becca Hary	630-623-7293
Becca.hary@us.mcd.com

INVESTORS:
	Kathy Martin	630-623-7833
kathy.martin@us.mcd.com

McDONALD’S CORPORATION NAMES TIM FENTON
AS CHIEF OPERATING OFFICER

Oak Brook, Ill. (April 16, 2012) – McDonald’s Chief Executive Officer Jim Skinner today announced that Tim Fenton, currently President of McDonald’s Asia, Pacific, Middle East and Africa (APMEA) and 39-year veteran with the Company, has been elected to the role of Chief Operating Officer, with responsibility for the company's more than 33,500 restaurants worldwide. Fenton will assume his new role effective July 1, 2012.

Fenton, 54, was elected by the McDonald's Board of Directors today upon the recommendation of Skinner and CEO-Elect Don Thompson. As announced last month, current COO Thompson will become President and Chief Executive Officer on July 1, 2012, following the retirement of Skinner. Fenton will continue to report to Thompson.

“Tim is one of our most seasoned global leaders and has done a remarkable job growing our international business,” said Skinner. “He has extensive experience, knowledge and passion for our brand and has been an integral part of McDonald’s global success.”

Over his nearly 40-year career with McDonald’s, Fenton has held a variety of prominent leadership roles in Europe, the U.S., and APMEA.

“Tim and his team have dramatically increased our performance and profitability in APMEA – through their strong strategies and outstanding execution of our Plan to Win,” said Thompson. “He’s a superb operations leader who complements our strong management team as we focus on our global priorities -- optimizing the menu, modernizing our customer experience, and broadening our accessibility to even more customers.”

“I’m honored to serve McDonald's in this new capacity and look forward to working closely with our leadership teams around the world to continue to elevate our brand and make our system even stronger,” said Fenton.

More About Tim Fenton

Fenton began his career with McDonald’s in 1973 as a crew member in Utica, N.Y.

As President of McDonald’s APMEA, Fenton is accountable for 37 countries and more than 8,800 McDonald's restaurants. Prior to his current role in APMEA, Fenton served as President of the East Division for McDonald's USA. He was responsible for more than 5,200 restaurants in the eastern United States, covering eight geographic regions in 21 states.

Previously, Fenton served as Senior Vice President of Southeast Asia/Middle East/Africa. He was responsible for 1,300 restaurants in 22 countries throughout Southeast Asia/Middle East/Africa and oversaw market and brand development, restaurant operations, sales growth, financial performance, and management development.

Fenton also served as Vice President and Managing Director of McDonald’s Middle East Development Company, where he was responsible for 300 restaurants in 11 countries throughout the Middle East, Turkey and Greece.

In addition, Fenton served in numerous operations and leadership positions in Asia, Poland, Central Europe, and the U.S.

Complete biographical information for Fenton is available through McDonald's Global News Center at http://www.aboutmcdonalds.com/mcd/our_company/bios.html.

About McDonald’s
McDonald's is the world's leading global foodservice retailer with more than 33,500 locations serving approximately 68 million customers in 119 countries each day. More than 80 percent of McDonald's restaurants worldwide are owned and operated by independent local men and women. To learn more about the company, please visit www.aboutmcdonalds.com.

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